Exhibit 21.1

Subsidiaries of Prosperity Bancshares, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
Prosperity Holdings of Delaware, LLC	Delaware
Prosperity Bank®	Texas
Prosperity Statutory Trust II	Connecticut
Prosperity Statutory Trust III	Connecticut
Prosperity Statutory Trust IV	Connecticut
Prosperity Interim Corporation	Texas
MainCorp Leasing Co.	Texas
First Capital (TX) Statutory Trust I	Connecticut
First Capital (TX) Statutory Trust II	Connecticut
SNB Statutory Trust II	Connecticut
SNB Capital Trust III	Connecticut
SNB Capital Trust IV	Connecticut
TXUI Statutory Trust I	Connecticut
TXUI Statutory Trust II	Delaware
TXUI Statutory Trust III	Connecticut
TXUI Statutory Trust IV	Delaware
Gateway Statutory Trust I	Connecticut